UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 8, 2013

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See disclosure under Item 2.03 of this report, which is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 8, 2013 (the “Effective Date”), a subsidiary of SolarCity Corporation (“SolarCity”) entered into a financing agreement with Union Bank, N.A. for a term loan in the amount of $10,000,000 (the “Loan”) to reimburse SolarCity for the purchase price in connection with SolarCity’s acquisition of an investor’s interests in three of its investment funds. The Loan was funded in full on the Effective Date and bears interest at a per annum rate equal to the lower of (i) the sum of LIBOR plus 3.25% and (ii) an interest rate cap to be determined on or before February 28, 2013. A portion of the outstanding principal on the Loan was repaid immediately on the Effective Date in the amount of $609,850. The Loan is guaranteed by the borrower subsidiary and certain other subsidiaries of SolarCity and is secured by all of the assets of these subsidiaries. The Loan is non-recourse to SolarCity’s other assets and matures on January 31, 2015. Under the terms of the financing agreement, the borrower subsidiary is required to meet various restrictive covenants, including meeting certain reporting requirements, such as the completion and presentation of financial statements. SolarCity refinanced three investment funds through this facility and by doing so, lowered the cost of financing the cash flows from over 8% to the less expensive terms of this facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

By:	/s/ Lyndon R. Rive
Lyndon R. Rive
Chief Executive Officer

Date: February 14, 2013

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